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                                                                       EXHIBIT 5

                      [LETTERHEAD OF RUTAN & TUCKER, LLP]


                               January 30, 1998

Premier Laser Systems, Inc.
3 Morgan
Irvine, California 92618

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Premier Laser Systems, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to certain outstanding shares of the Company's Class A Common Stock, no par value, and to shares of Class A Common Stock and Class B Warrants issuable upon the exercise of certain outstanding warrants and options, as described in the Registration Statement.

     We have acted as counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the securities in the manner set forth in the Registration Statement. We have examined such documents as we consider necessary to render this opinion.

     Based on the foregoing, we are of the opinion that the securities described above, including those to be issued in the manner set forth in the Registration Statement, have been duly authorized, and upon issuance in the manner described therein, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Sincerely,

                                            /s/ RUTAN & TUCKER, LLP
                                            RUTAN & TUCKER, LLP